Exhibit 4.5

IDENTIV, INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Identiv Corporation, a Delaware corporation (“we”, “us” or “our”), has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934:  our common stock, $0.001 par value per share. The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation, as amended (“certificate of incorporation”), the certificate of designation of preferences, rights and limitations of Series B non-voting convertible preferred stock (“certificate of designation’) and our amended and restated bylaws (“bylaws”), each of which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as may be amended by a document filed with one of our periodic reports filed with the SEC subsequent to the date of that Annual Report.

Common Stock

We are authorized to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, which includes up to 5,000,000 shares of preferred stock, designated as Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Stock”), that is outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors. In general, the Series B Preferred Stock is not entitled to vote except in certain limited cases, including on change of control transactions where the expected price per share distributable to stockholders is expected to be less than $4.00 per share. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the outstanding shares of our common stock voted can elect all of the directors then standing for election.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, including our outstanding Series B Preferred Stock, holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Each share of Series B Preferred Stock is entitled to an annual dividend of 5% for the first six years following the issuance and 3% for each year thereafter, with the company retaining the option to settle each year’s dividend after the tenth year in cash. The dividends accrue and are payable in kind upon such time as the shares of Series B Preferred Stock convert into common stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. Holders of the Series B Preferred Stock have conversion rights whereby they may choose to convert their shares of Series B Preferred Stock into shares of common stock at the option of the holder thereof: (i) following the sixth (6th) anniversary of the initial closing of the private placement where the Series B Preferred Stock was initially sold or (ii) if earlier, during the thirty (30) day period following the last trading day of any period of three (3) or more consecutive trading days that the closing market price of the common stock exceeds $10.00. Each share of Series B Preferred Stock is convertible into such number of shares of the common stock determined by taking the accreted value of such share (the purchase price plus accrued but unpaid dividends) and dividing such value by the stated value of such share ($4.00 per share, subject to adjustment for dilutive issuances, stock splits, stock dividends and the like); provided, however, that we shall not convert any shares of Series B Preferred Stock if doing so would cause the holder thereof, along with its affiliates, to beneficially own in excess of 19.9% of the outstanding common stock immediately after giving effect to the applicable conversion (the “Ownership Limitation”), unless waiver of this restriction has been effected by the holder requesting conversion. There are no redemption or sinking fund provisions applicable to the common stock.

Upon our liquidation, dissolution winding-up, change of control (as defined in the certificate of designation) or fundamental transaction (as defined in the certificate of designation), holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. In the event of, among other things, any change of control, liquidation or dissolution of our company, the holders of the Series B Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the common stock, the same amount and form of consideration that the holders of the common stock receive (on an as-if-converted-to-common-stock basis and without regard to the Ownership Limitation). All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Certificate of Incorporation and Bylaws.  Our certificate of incorporation and bylaws include provisions that:

•	our bylaws may be amended or repealed only by a majority vote of our board of directors or a two-thirds stockholder vote;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not fill vacancies on the board;

•	our board of directors is authorized to issue preferred stock without stockholder approval; and

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we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after the date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “INVE.”

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